Exhibit 99.1

FIRST NILES FINANCIAL, INC.

DECLARES CASH DIVIDEND

Niles, Ohio, August 17, 2005 – First Niles Financial, Inc., the parent company of Home Federal Savings and Loan Association of Niles, has announced a cash dividend of $.16 per share for the third quarter of 2005. The dividend will be payable on September 23, 2005 to shareholders of record no September 9, 2005.

Home Federal primarily serves the Niles, Ohio area. At June 30, 2005, Home Federal exceeded all its applicable regulatory capital requirements.

First Niles had $100.3 million in assets and $16.6 million in stockholders’ equity as of June 30, 2005. The stock of First Niles is traded on the Nasdaq SmallCap Market under the sympol “FNFI”.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

August 17, 2005	Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539